Exhibit 99.1

National Dentex Corporation Announces First Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2008. For the quarter, the Company reported $43,529,000 in sales with net income of $1,681,000, or $.30 per share on a diluted basis. Sales for the same quarter of the prior fiscal year were $43,343,000 and net income was $2,244,000 or $.40 per share on a diluted basis.

David Brown, President and CEO, commented: “During the first three months of 2008, operating costs across the board have increased substantially while orders have remained relatively flat. This has resulted in a decrease in our operating margins of .5% as compared to the full prior year 2007, and 2.6% as compared to the first quarter of 2007. With consumer demand remaining soft, our ability to raise prices to offset these margin declines has been somewhat limited. While we remain committed to looking at each marketplace for pricing opportunities, we also recognize the need to focus on growing our market share by initiating and providing sales and marketing programs to all our laboratories. In spite of the current economic conditions, we remain confident in our longer term outlook. We continue to invest in innovation and technology and to search out potential acquisition opportunities while also executing on our productivity initiatives begun in 2007.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, acquisition activity, marketplace competitiveness, technology innovations and benefits, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation
Earnings Results
(Unaudited)
(In Thousands, except per share data)

Quarter Ended March 31,
	2007	2008

Net Sales	$ 43,343	$ 43,529
Cost of Goods Sold	24,283	25,318
Gross Profit	19,060	18,211

Operating Expenses	14,540	14,821
Operating Income	4,520	3,390

Other Expense	175	158
Interest Expense	727	508
Income Before Tax	3,618	2,724

Income Taxes	1,374	1,043
Net Income	$ 2,244	$ 1,681

Weighted Average Shares Outstanding:
- Basic	5,510	5,585
- Diluted	5,635	5,660

Net Income per Share:
- Basic	$ 0.41	$ 0.30
- Diluted	$ 0.40	$ 0.30

National Dentex Corporation
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	December 31, 2007	March 31, 2008

Cash and Equivalents	$ 1,689	$ 2,052
Accounts Receivable – net	18,559	19,460

Current Assets	33,125	34,389
Current Liabilities	27,124	25,231
Working Capital	6,001	9,158

Total Assets	155,639	158,997

Long Term Liabilities	37,323	40,754
Stockholders’ Equity	$ 91,192	$ 93,012

CONTACT:
National Dentex Corporation
Richard F. Becker, Executive Vice President,
and Treasurer, 508-907-7800